Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:
Liz Sharp, VP Investor Relations
Smith & Wesson Holding Corp.
(413) 747-3304
lsharp@smith-wesson.com
William F. Spengler, EVP, Chief Financial Officer
Smith & Wesson Holding Corp.
(413) 747-3304
Smith & Wesson Holding Corporation Reports
First Quarter Fiscal 2010 Financial Results
Record Quarterly Sales of $102 Million (+30%)
Record Quarterly Net Income of $12.6 Million (+458%)
Record Quarterly, Fully Diluted EPS of $0.21 (+320%)
Record Adjusted EBITDAS of $20 Million
SPRINGFIELD, Mass., September 9, 2009 — Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC), parent company of Smith & Wesson Corp., the legendary 157-year old company in the global business of safety, security, protection and sport, today announced financial results for the first fiscal quarter ended July 31, 2009.
Net sales for the first fiscal quarter ended July 31, 2009 were $102.2 million, which was $23.8 million, or 30.3%, higher than net sales of $78.5 million for the first fiscal quarter last year. Gross profit of $35.6 million, or 34.8% of sales, for the first quarter of fiscal 2010 increased by 43.4% compared with gross profit of $24.8 million, or 31.7% of sales, for the first quarter last year. Net income for the first quarter of fiscal 2010 was $12.6 million, or $0.21 per diluted share, compared with $2.3 million, or $0.05 per diluted share, for the first quarter of fiscal 2009. Net income included a non-cash, fair-value adjustment to the contingent consideration accrual related to our acquisition of Universal Safety Response (“USR”) that increased fully diluted earnings per share by $0.05 in the current fiscal period. Adjusted EBITDAS, a non-GAAP financial measure, was $20.2 million for the first quarter, nearly double the $10.2 million in the first quarter of fiscal 2009.
Smith & Wesson President and CEO, Michael F. Golden, said, “Ongoing consumer demand for handguns and tactical rifles fueled our strong growth and allowed us to deliver record financial results in the first quarter. Higher production levels in our Springfield factory allowed us to capture additional revenue in the quarter, and a focus on controlling costs helped translate that revenue into profitability.”
Golden continued, “In addition to robust growth in our firearms segment, we began a new and exciting chapter in our history by entering the large and rapidly growing security market with our acquisition of USR, a leader in perimeter security solutions. There is tremendous commonality between the reputation for reliable security and safety that is held by both Smith & Wesson and USR. This is a significant step in the evolution of Smith & Wesson, which is becoming a broader-based provider of safety and security products and services. In the short time that has passed since we closed the transaction, USR has delivered strong results, winning new customers, and delivering record monthly revenue in August.”
Firearm sales increased for the first quarter by $21.7 million, or 29.6%, over the comparable quarter last year. Sales of pistols increased 14.5%, as we addressed a strong backlog and ongoing consumer demand. Orders for M&P pistols were received from a number of police agencies. In addition, Walther product sales grew 44.2% based on increased production and availability of products. Sales of M&P15 tactical rifles in the first quarter grew by 347.4% versus the comparable quarter a year ago. Revolver sales decreased 4.0% versus the comparable quarter one year ago, a decline related to low finished goods inventory at the start of the quarter, combined with strong demand for smaller-framed revolvers, which carry a lower retail price. Non-firearm sales totaled $7.5 million, a 38.7% increase from non-firearm sales of $5.4 million for the first quarter last year.
William F. Spengler, Executive Vice President and Chief Financial Officer, said, “Net sales of $102.2 million for the first quarter of fiscal 2010 represent a new record level of quarterly revenue. Sales of $99.6 million in our firearms segment exceeded our expectations, resulting from production levels that were higher than anticipated. Sales of $2.7 million for our perimeter security segment, or USR, represent only the brief, eleven-day period between our closing of the acquisition on July 20, 2009 and the close of our fiscal quarter on July 31, 2009.
“Gross profit increased to $35.6 million versus $24.8 million for the year ago quarter. The increase, as well as the improvement in gross profit margin to 34.8% from 31.7% versus the year ago quarter, were due largely to increased sales of handguns and tactical rifles, providing improved overhead absorption at our Springfield, Massachusetts factory, coupled with greater efficiencies and cost reductions at our Rochester, New Hampshire factory. In fact, gross margins for our hunting product revenue improved substantially versus last year and contributed to our profitability in the quarter. With regard to gross margins for our perimeter security segment, purchase accounting entries preclude us from recognizing the profit from any existing, firm contracts in place at the time of our acquisition of USR, which reduced the effect of the USR revenue on our gross margins.
“Our purchase of USR in July included a provision whereby stockholders of USR could earn up to 4 million shares of Smith & Wesson common stock by December 2010, in the event USR achieved established EBITDAS performance targets. Because of recently effective accounting pronouncements and interpretations, the value of the entire earn-out amount will be recorded as a liability as of the transaction date. This earn-out consideration was originally recorded as a liability on the transaction closing date of July 20 at approximately $27 million as the stock price on that date was $6.86. Because we record changes in the fair value of this liability as of each financial statement reporting date, this liability was reduced to approximately $24 million by the end of the quarter when the closing price of our stock was $6.06. This $3.2 million reduction in the liability value is shown as a gain in our first quarter results, providing an incremental $0.05 in fully diluted earnings per share. It is important to note that this is a non-cash item, which will not affect our adjusted EBITDAS results. Moreover, the need for ongoing fair value accounting of the earn-out liability associated with the USR transaction will now subject us to potential, significant non-cash fluctuations in our reported GAAP earnings for the next six quarters. As a result, increases and decreases in the trading price of our common stock may have a significant effect on our net income and earnings per share totally apart from our operating results. In addition, any earnings guidance that we may give and any projections of our earnings by analysts will be subject to changes in our stock price.
“Operating expenses of $18.9 million, or 18.5% of sales, in the quarter decreased versus operating expenses of $19.1 million, or 24.4% of sales, in the first quarter last year. The decline was due primarily to marketing expenses and 123R compensation-related expenses, both of which are now expected to occur in the second quarter, and the collection of previously reserved-for doubtful accounts receivable reflected in income. The decrease in operating expenses as a percent of sales also reflects exercising control over our costs during this high revenue growth period,” continued Spengler.
“Net income for the first quarter of $12.6 million, or $0.21 per fully diluted share, compared with net income of $2.3 million, or $0.05 per fully diluted share, for the first quarter of last year. The firearms segment delivered earnings of $0.16 per fully diluted share, while the impact of acquisition accounting relative to our purchase of USR, as discussed earlier, delivered additional earnings of $0.05 per fully diluted share.
“Our firearms backlog was $177.5 million at the end of the first quarter. Cancellations reduced backlog by approximately 10% during the quarter. It is important to note that our backlog always represents product that has been ordered but not yet shipped. As a result, it is possible that portions of the backlog could be cancelled if demand should suddenly drop.
Spengler added, “Inventory levels increased in the quarter by $5.7 million over April 30, 2009, and included $3.8 million of USR inventory. Accounts receivable grew by $18.0 million in the quarter to $66.3 million, which included $11.2 million in USR accounts receivable. We ended the current quarter with approximately $35.2 million in cash, and we did not access our revolving line of credit. The ending cash balance takes into account minimal operations cash outflow of $2.4 million, capital expenditures of $3.7 million, and cash outlays of approximately $35.0 million relative to our acquisition of USR.”
Adjusted EBITDAS, a non-GAAP financial measure, was $20.2 million for the first quarter, nearly double EBITDAS of $10.2 million for the comparable quarter in fiscal 2009.
Outlook
As is the case with most companies, providing outlook is difficult in the current economic environment. Based on current visibility, however, we expect our total company sales for the second quarter will be between $103 million and $105 million, which would be another record revenue quarter. Within that total, we expect our firearms segment to contribute between $88 million and $90 million, and our perimeter security segment to contribute the balance. Note that our second quarter routinely includes an annual two-week shutdown of our Houlton and Springfield facilities, which reduces revenue potential in the quarter and limits cost absorption in those locations.

We expect total company gross profit margin to be between 31% and 32%, a significant improvement over the 27.3% gross margin in the second quarter of last year. We expect operating expenses to be higher versus the first quarter due to the inclusion of USR and the first quarter effects previously described.
Golden concluded, “Now is an exciting time for our company. Record first quarter results, together with our acquisition of USR, combine to mark a significant milestone, establishing Smith & Wesson as a growing and diversified company that participates in security and safety on a new and broader scale.”
Conference Call
The Company will host a conference call today, September 9, 2009, to discuss its first quarter fiscal 2010 results. The conference call may include forward-looking statements. The conference call will be Web cast and will begin at 5:00pm Eastern Time (2:00pm Pacific). The live audio broadcast and replay of the conference call can be accessed on the Company’s Web site at www.smith-wesson.com, under the Investor Relations section. The Company will maintain an audio replay of this conference call on its website for a period of time after the call. No other audio replay will be available.
Reconciliation of U.S. GAAP to Adjusted EBITDAS
In this press release, a non-GAAP financial measure, known as “Adjusted EBITDAS” is presented. Adjusted EBITDAS excludes the effects of interest expense, income taxes, depreciation of tangible fixed assets, amortization of intangible assets, stock-based employee compensation expense and certain other non-cash transactions. From time to time, the Company may also elect to exclude certain significant non-recurring items in order to provide the reader with an improved understanding of underlying performance trends. See the attached “Reconciliation of GAAP Net Income/(Loss) to Adjusted EBITDAS” for a detailed explanation of the amounts excluded and included from net income to arrive at adjusted EBITDAS for the three-month period ended July 31, 2009. Adjusted or non-GAAP financial measures provide investors and the Company with supplemental measures of operating performance and trends that facilitate comparisons between periods before, during, and after certain items that would not otherwise be apparent on a GAAP basis. Adjusted financial measures are not, and should not be, viewed as a substitute for GAAP results. Our definition of these adjusted financial measures may differ from similarly named measures used by others.
About Smith & Wesson
Smith & Wesson Holding Corporation, a global leader in safety, security, protection and sport, is parent company to Smith & Wesson Corp., one of the world’s largest manufacturers of quality firearms and firearm safety/security products and parent company to Universal Safety Response, a full-service perimeter security integrator, barrier manufacturer and installer, as well as parent company to Thompson/Center Arms Company, Inc., a premier designer and manufacturer of premium hunting rifles, black powder rifles, interchangeable firearms systems and accessories under the Thompson/Center brand. Smith & Wesson licenses shooter protection, knives, apparel, and other accessory lines. Smith & Wesson is based in Springfield, Massachusetts with manufacturing facilities in Massachusetts, Maine, New Hampshire and Tennessee. The Smith & Wesson Academy is America’s longest running firearms training facility for law enforcement, military and security professionals. For more information on Smith & Wesson, call (800) 331-0852 or log on to www.smith-wesson.com. For more information on Universal Safety Response, log on to www.usrgrab.com. For more information on Thompson/Center Arms, log on to www.tcarms.com.

Safe Harbor Statement
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include statements regarding the size and growth prospects of the security market, the reputation of Smith & Wesson and USR for reliable security and safety products, and the Company’s sales and gross profit margin outlook for the fiscal quarter ending October 31, 2009. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for the Company’s products; the state of the U.S. economy; general economic conditions and consumer spending patterns; the continued strong consumer demand for the Company’s handguns and tactical rifle products resulting in part from external factors, including a new administration taking office in Washington, D.C., speculation surrounding increased gun control, and heightened fear of terrorism and crime; the effect that fair value accounting relating to the USR acquisition may have on the Company’s GAAP earnings as a result of increases or decreases in the Company’s stock price; the ability of the Company to integrate USR in a successful manner; the Company’s growth opportunities; the Company’s anticipated growth; the ability of the Company to capitalize on strong consumer demand for its products, particularly pistols, revolvers, and tactical rifles; the ability of the Company to increase demand for its products in various markets, including consumer and law enforcement channels, domestically and internationally; the position of the Company’s hunting products in the consumer discretionary marketplace and distribution channel; the Company’s penetration rates in new and existing markets; the Company’s strategies; the ability of the Company to introduce any new products; the success of any new product; the success of the Company’s diversification strategy, including the expansion of the Company’s markets; the diversification of the Company’s future revenue base resulting from the acquisition of USR; and other risks detailed from time to time in the Company’s reports filed with the SEC, including its Form 10-K Report for the fiscal year ended April 30, 2009.

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of:

	July 31, 2009	April 30, 2009
	(Unaudited)
	(In thousands, except par value and share data)
ASSETS
Current assets:
Cash and cash equivalents	$35,173	$39,822
Accounts receivable, net of allowance for doubtful accounts of $935 on July 31, 2009 and $2 ,386 on April 30, 2009	66,279	48,232
Inventories	47,401	41,729
Other current assets	5,608	3,093
Deferred income taxes	11,377	12,505

Total current assets	165,838	145,381

Property, plant and equipment, net	53,826	51,135
Intangibles, net	18,742	5,940
Goodwill	79,992	—
Deferred income taxes	—	1,143
Other assets	6,537	6,632

	$324,935	$210,231

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,181	$21,009
Accrued expenses	23,097	17,606
Accrued payroll	6,823	7,462
Accrued income taxes	2,891	2,790
Accrued taxes other than income	2,652	2,208
Accrued profit sharing	9,182	6,208
Accrued product liability	3,485	3,418
Accrued warranty	3,943	4,287
Current portion of notes payable	4,492	2,378

Total current liabilities	77,746	67,366

Deferred income taxes	2,038	—

Notes payable, net of current portion	83,059	83,606

Other non-current liabilities	25,675	8,633

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 20,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 60,646,482 shares issued and 59,446,482 shares outstanding on July 31, 2009 and 48,967,938 shares issued and 47,767,938 shares outstanding on April 30, 2009	61	49
Additional paid-in capital	164,310	91,103
Retained earnings/(accumulated deficit)	(21,631)	(34,203)
Accumulated other comprehensive income	73	73
Treasury stock, at cost (1,200,000 common shares)	(6,396)	(6,396)

Total stockholders’ equity	136,417	50,626

	$324,935	$210,231

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Three Months Ended:
	(in thousands, except per share data)
	July 31, 2009	July 31, 2008
Net product and services sales	$102,236	$78,480
Cost of products and services sold	66,615	53,632

Gross profit	35,621	24,848

Operating expenses:
Research and development	880	775
Selling and marketing	7,045	7,703
General and administrative	10,999	10,649

Total operating expenses	18,924	19,127

Income from operations	16,697	5,721

Other income/(expense):
Other income/(expense), net	3,206	(112)
Interest income	159	58
Interest expense	(1,331)	(2,051)

Total other income/(expense), net	2,034	(2,105)

Income before income taxes	18,731	3,616
Income tax expense	6,159	1,362

Net income/comprehensive income	$12,572	$2,254

Weighted average number of common and common equivalent shares outstanding, basic	53,779	45,462

Net income per share, basic	$0.23	$0.05

Weighted average number of common and common equivalent shares outstanding, diluted	61,099	46,595

Net income per share, diluted	$0.21	$0.05

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDAS (Unaudited)

	For the Three Months Ended July 31, 2009:				For the Three Months Ended July 31, 2008:
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Net product and services sales	$102,236			$102,236	$78,480			$78,480
Cost of products and services sold	66,615	$(1,952	)(1)	64,663	53,632	$(1,920	)(1)	51,712

Gross profit	35,621	1,952		37,573	24,848	1,920		26,768

Operating expenses:
Research and development	880	(20	)(1)	860	775	(23	)(1)	752
Selling and marketing	7,045	(43	)(1)	7,002	7,703	(43	)(1)	7,660
General and administrative	10,999	(1,342	)(2)	9,657	10,649	(2,433	)(2)	8,216

Total operating expenses	18,924	(1,405)		17,519	19,127	(2,499)		16,628

Income from operations	16,697	3,357		20,054	5,721	4,419		10,140

Other income/(expense):
Other income/(expense), net	3,206	(3,201	)(6)	5	(112)	97	(5)	(15)
Interest income	159			159	58			58
Interest expense	(1,331)	1,331	(3)	0	(2,051)	2,051	(3)	0

Total other expense, net	2,034	(1,870)		164	(2,105)	2,148		43

Income before income taxes	18,731	1,487		20,218	3,616	6,567		10,183
Income tax expense	6,159	(6,159	)(4)	0	1,362	(1,362	)(4)	0

Net income/comprehensive income	$12,572	$7,646		$20,218	$2,254	$7,929		$10,183

(1)	To eliminate depreciation expense.

(2)	To eliminate depreciation, amortization, and stock-based compensation expense.

(3)	To eliminate interest expense.

(4)	To eliminate income tax expense.

(5)	To eliminate unrealized mark-to-market adjustments on foreign exchange contracts.

(6)	To eliminate impact of adjustment to fair value of contingent consideration liability.